Exhibit 99.1
INDEPENDENT AUDITORS’ REPORT
The Partners of
Crosstex Energy GP, L.P.:
     We have audited the accompanying balance sheet of Crosstex Energy GP, L.P. as of December 31, 2004. This financial statement is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.
     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Crosstex Energy GP, L.P. as of December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.
          KPMG LLP
Dallas, Texas
November 11, 2005

CROSSTEX ENERGY GP, L.P.

Balance Sheets

December 31, 2004 and September 30, 2005 (Unaudited)

(In thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Cash	$1	$1

Total current assets	1	1
Investment in Crosstex Energy, L.P.	5,384	4,078

Total assets	$5,385	$4,079

PARTNERS’ EQUITY
Partners’ equity	$5,385	$4,079

Total partners’ equity	$5,385	$4,079

See accompanying notes to balance sheets.

CROSSTEX ENERGY GP, L.P.
Notes to Balance Sheets
December 31, 2004 and September 30, 2005 (Unaudited)
(1) Organization
     (a) Organization
         Crosstex Energy GP, L.P. (the “General Partner”) is a Delaware limited partnership formed on July 12, 2002, to become the General Partner of Crosstex Energy, L.P. (“CELP”) The General Partner is an indirect wholly-owned subsidiary of Crosstex Energy, Inc. The General Partner owns a 2% general partner interest in CELP.
(2) Significant Accounting Policies
     (a) Cash and Cash Equivalents
         The General Partner considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.
     (b) Federal Income Taxes
         No provision is made in the accounts of the General Partner for federal or state income taxes because such taxes are liabilities of the individual partners, and the amounts thereof depend upon their respective tax situations. The tax returns and amounts of allocable General Partner revenues and expenses are subject to examination by federal and state taxing authorities. If such examinations result in changes to allocable General Partner revenues and expenses, the tax liability of the Partners could be changed accordingly.
     (c) Management’s Use of Estimates
         The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management of the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.
     (d) Cash Distributions
         In accordance with the partnership agreement, CELP must make distributions of 100% of available cash, as defined in the partnership agreement within 45 days following the end of each quarter. Distributions will generally be made 98% to the common and subordinated unitholders (other than the senior subordinated unitholders) and 2% to the General Partner, subject to the payment of incentive distributions to the extent that certain target levels of cash distributions are achieved. Under the incentive distribution provisions, generally the General Partner is entitled to 13% of amounts CELP distributes in excess of $0.25 per unit, 23% of the amounts CELP distributes in excess of $0.3125 per unit and 48% of amounts CELP distributes in excess of $0.375 per unit.
     (e) New Accounting Pronouncements
         In December 2004, the FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment (SFAS No. 123R), which requires that compensation related to all stock-based awards, including stock options, be recognized in the financial statements. This pronouncement replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and will be effective beginning January 1, 2006. We have previously recorded stock compensation pursuant to the intrinsic value method under APB No. 25, whereby no compensation was recognized for most stock option awards. We expect that stock option grants will continue to be a significant part of employee compensation, and therefore SFAS No. 123R will impact our financial statements. We reviewed the impact of SFAS No. 123R and we believe that the pro forma effect of recording compensation for all stock awards at fair value utilizing the Black-Scholes method for the three and nine months ended September 30, 2005 and 2004 presented in Note 1(b) above is not materially different.
         In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47). FIN 47 clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligations”, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Since the obligation to perform the asset retirement activity is unconditional, FIN 47 provides that a liability for the fair value of a conditional asset retirement obligation should be recognized if that fair value can be reasonably estimated, even though uncertainty exists about the timing and/or method of settlement. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation under FASB Statement No. 143. FIN 47 is effective at December 31, 2005, and is not expected to affect the Partnership’s financial position or results of operations.
         In June 2005 the FASB ratified EITF Issue 04-5, a framework for addressing when a limited partnership should be consolidated by its general partner. The framework presumes that a sole general partner in a limited partnership controls the limited partnership, and therefore should consolidate the limited partnership. The presumption of control can be overcome if the limited partners have (a) the substantive ability to remove the sole general partner or otherwise dissolve the limited partnership or (b) substantive participating rights. The EITF reached a conclusion on the circumstances in which either kick-out rights or participating rights would be considered substantive and preclude consolidation by the general partner. The EITF concluded that for kick-out rights to be considered substantive, the conditions specified in paragraph B20 of FIN 46R should be met. With regard to the definition of participating rights that would preclude consolidation by the general partner, the EITF concluded that the definition of those rights should be consistent with those in EITF Issue 96-16. The EITF also reached a conclusion on the transition for Issue 04-05, which is effective to the Partnership on January 1, 2006. This EITF will have a material impact on our financial statements because it will require the consolidation of CELP.
(Continued)

CROSSTEX ENERGY GP, L.P.
Notes to Balance Sheets
December 31, 2004 and September 30, 2005 (Unaudited)
(3) Investment in Crosstex Energy, L.P.
         At December 31, 2004 and September 30, 2005, the General Partner’s 2% interest in CELP is the General Partner’s only unconsolidated affiliate. The 2% interest is accounted for by the equity method. The following is the condensed balance sheet data for CELP (in thousands):

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets	$359,746	$248,162
Property and equipment, net	370,405	324,730
Fair value of derivative assets	9,132	166
Intangible assets, net	4,650	5,155
Goodwill, net	6,568	4,873
Investment in limited partnerships	-	-
Other assets, net	4,290	3,685

Total assets	$754,791	$586,771

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities	$400,976	$282,886
Long-term debt	176,482	148,650
Deferred tax liability	7,720	8,005
Minority interest	4,663	3,046
Fair value of derivative liabilities	3,432	134
Partners’ equity	161,518	144,050

Total liability and partners’ equity	$754,791	$586,771

(4) General Partner Liability
         Unitholders do not directly or indirectly participate in the management or operation of CELP. As the General Partner of CELP, we owe a fiduciary duty to the unitholders as limited by the partnership agreement. We are liable for all of CELP’s debts (to the extent not paid from CELP’s assets), except for indebtedness or other obligations that are made specifically non-recourse to us. Whenever possible, we intend to incur indebtedness or obligations on a non-recourse basis.

(Continued)

(5) Commitments and Contingencies
     (a) Employment Agreements
     Each member of executive management of CELP is a party to an employment contract with the Partnership. The employment agreements provide each member of senior management with severance payments in certain circumstances and prohibit each such person from competing with the Partnership or its affiliates for a certain period of time following the termination of such person’s employment.
     (b) Environmental Issues
     CELP acquired assets from Duke Energy Field Services, or DEFS, in June 2003 that have environmental contamination, including a gas plant in Montgomery County near Conroe, Texas. At Conroe, contamination from historical operations has been identified at levels that exceed the applicable state action levels. Consequently, site investigation and/or remediation are underway to address those impacts. The estimated remediation cost for the Conroe plant site is currently estimated to be approximately $3.2 million. Under the purchase agreement, DEFS has retained liability for cleanup of the Conroe site. Moreover, a third-party company has assumed the remediation costs associated with the Conroe site. Therefore, the Partnership does not expect to incur any material environmental liability associated with the Conroe site.
     CELP acquired LIG Pipeline Company and its subsidiaries on April 1, 2004. Contamination from historical operations was identified during due diligence at a number of sites owned by the acquired companies. The seller, AEP, has indemnified CELP for these identified sites. Moreover, AEP has entered into an agreement with a third-party company pursuant to which the remediation costs associated with these sites have been assumed by this third-party company that specializes in remediation work. CELP does not expect to incur any material liability with these sites. In addition, CELP has disclosed possible Clean Air Act monitoring deficiencies it discovered to the Louisiana Department of Environmental Quality and is working with the department to correct these deficiencies and to address modifications to facilities to bring them into compliance. CELP does not expect to incur any material environmental liability associated with these issues.
     (c) Other
     In May 2003, four landowner groups filed suit against us in the 267th Judicial District Court in Victoria County, Texas seeking damages related to the expiration of an easement for a segment of one of our pipelines located in Victoria County, Texas. In 1963, the original owners of the land granted an easement for a term of 35 years, and the prior owner of the pipeline failed to renew the easement. CELP filed a condemnation counterclaim in the district court suit and it filed, in a separate action in the county court, a condemnation suit seeking to condemn a 1.38-mile long easement across the land. Pursuant to condemnation procedures under the Texas Property Code, three special commissioners were appointed to hold a hearing to determine the amount of the landowner’s damages. In August 2004, a hearing was held and the special commissioners awarded damages to the current landowners in the amount of $877,500. CELP has timely objected to the award of the special commissioners and the condemnation case will now be tried in the county court. The damages awarded by the special commissioners will have no effect on and cannot be introduced as evidence in the trial. The county court will determine the amount that CELP will pay the current landowners for an easement across their land and will determine whether or not and to what extent the current landowners are entitled to recover any damages for the time period that there was not an easement for the pipeline on their land. Under the Texas Property Code, in order to maintain possession of and continued use of the pipeline until the matter has been resolved in the county court, CELP was required to post bonds and cash, each totaling the amount of $877,500, which is the amount of the special commissioners award. The deposit of $877,500 is reflected in current assets as of September 30, 2005. CELP is not able to predict the ultimate outcome of this matter.
(6) Subsequent Events
     On November 1, 2005 CELP acquired El Paso Corporation’s processing and liquids business in South Louisiana for $486 million. The assets acquired include 2.3 billion cubic feet per day of processing capacity, 66,000 barrels per day of fractionation capacity, 2.4 million barrels of underground storage and 400 miles of liquids transport lines. The primary facilities and other assets CELP acquired consist of: (1) the Eunice processing plant and fractionation facility; (2) the Pelican processing plant; (3) the Sabine Pass processing plant; (4) a 23.85% interest in Blue Water gas processing plant; (5) the Riverside fractionator and loading facility; (6) the Cajun Sibon pipeline and (7) the Napoleonville natural gas liquid storage facility.
     CELP financed the acquisition with borrowings of approximately $380 million under its bank credit facility, net proceeds of approximately $105 million from the private placement of Senior Subordinated Series B Units discussed below, and approximately $2 million of equity contributions from the Partnership. In connection with the acquisition, CELP amended its bank credit facility to, among other things, increase the borrowing capacity to $750 million of revolving credit borrowings.
     On November 1, 2005, CELP sold 2,850,165 Senior Subordinated Series B Units in a private equity placement for net proceeds of approximately $107 million, including a $2 million capital contribution from the Partnership and expenses associated with the sale. The Senior Subordinated Series B Units will not participate in the third quarter distribution, and will convert to common units on a one-for-one basis on November 14, 2005. The placement closed concurrently with the closing of the purchase transaction of the El Paso assets and the proceeds were used to fund a portion of the transaction as discussed above.